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                                                                     EXHIBIT F-3



                               LG&E ENERGY CORP.
                              220 West Main Street
                                 P.O. Box 32030
                          Louisville, Kentucky 40232
                                  502-627-2000


                                  May 4, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:  LG&E Energy Corp.
          Form U-1 Application-Declaration
          (File No. 70-9159)

Ladies and Gentlemen:

     I refer to the Form U-1 Application-Declaration, as amended (the "Application"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed with the Securities and Exchange Commission by LG&E Energy Corp. ("LG&E Energy"), a Kentucky corporation, with respect to the merger of KU Energy Corporation ("KU Energy") with and into LG&E Energy (the "Transaction"). Capitalized terms used in this letter but otherwise not defined herein shall have the meanings ascribed to such terms in the Application.

     The Application seeks authorization and approval of the Transaction and pursuant thereto the acquisition of all the issued and outstanding common stock of Kentucky Utilities and, indirectly, 20% of the issued and outstanding stock of EEI and 2.5% of OVEC.

     I have acted as counsel for LG&E Energy in connection with the Application and, as such counsel, I am familiar with the corporate proceedings taken by LG&E Energy in connection with the Transaction as described in the Application.

     I have examined originals, or copies certified to my satisfaction, of such corporate records of LG&E Energy, KU Energy and Kentucky Utilities, certificates of public officials, certificates of officers and representatives of LG&E Energy, KU Energy and Kentucky Utilities, and other documents as I have deemed it necessary to examine as a basis for the opinions hereinafter expressed. In such examination I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity with the originals
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of all documents submitted to me as copies.  As to various questions of fact material to such opinions I have, when relevant facts were not independently established, relied upon certificates of officers of LG&E Energy, KU Energy and Kentucky Utilities and other appropriate persons and statements contained in the Application and the exhibits thereto.

     Based upon the foregoing, and subject to the assumptions and conditions set forth herein, and having regard to legal considerations which I deem relevant, I am of the opinion that:

     1. All laws of the Commonwealth of Kentucky applicable to the Transaction have been complied with.

     2. LG&E Energy is validly organized and duly existing under the laws of the Commonwealth of Kentucky.

     3. The shares of LG&E Energy Common Stock issued in connection with the Transaction are validly issued, fully paid and nonassessable, and the holders thereof are entitled to the rights and privileges appertaining thereto set forth in the Amended and Restated Articles of Incorporation of LG&E Energy.

     4. LG&E Energy has legally acquired the shares of common stock of Kentucky Utilities.

     5. The consummation of the Transaction does not violate the legal rights of the holders of any securities issued respectively by LG&E Energy or its subsidiaries or KU Energy or its subsidiaries.

     6. The Transaction has been carried out in accordance with the Application.

     I hereby consent to the use of this opinion as an exhibit to the Application.

                                    Very truly yours,


                                      /s/ John R. McCall
                                    -----------------------------------------
                                    John R. McCall
                                    Executive Vice President,
                                    General Counsel and Secretary